1 Confidential & Proprietary to Owens & Minor, Inc. Second Quarter 2022 Supplemental Earnings Slides August 3, 2022

2 Confidential & Proprietary to Owens & Minor, Inc. Safe Harbor This presentation is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the SEC's Fair Disclosure Regulation. This presentation contains certain ''forward-looking'' statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the statements in this presentation regarding our expectations with respect to our 2022 financial performance, the Apria transaction, including related synergies and the expected performance of the Apria business, as well as statements related to the impact of COVID-19 on the Company’s results and operations and the Company’s expectations regarding the performance of its business including its ability to address macro and market conditions. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. Investors should refer to Owens & Minor’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC including the sections captioned “Cautionary Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors,” and subsequent quarterly reports on Form 10-Q and current reports on Form 8- K filed with or furnished to the SEC, for a discussion of certain known risk factors that could cause the Company’s actual results to differ materially from its current estimates. These filings are available at www.owens-minor.com. Given these risks and uncertainties, Owens & Minor can give no assurance that any forward-looking statements will, in fact, transpire and, therefore, cautions investors not to place undue reliance on them. Owens & Minor specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise. Certain financial measures included herein are not made in accordance with U.S. GAAP and use of such terms varies from others in the same industry. Management uses these non-GAAP financial measures internally to evaluate our performance, evaluate the balance sheet, engage in financial and operational planning and determine incentive compensation. Non-GAAP financial measures should not be considered as alternatives to measures derived in accordance with U.S. GAAP. Non-GAAP financial measures have important limitations as analytical tools and you should not consider them in isolation or as substitutes for results as reported under U.S. GAAP. The appendix to this presentation includes a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. GAAP.

3 Confidential & Proprietary to Owens & Minor, Inc. 2022 Company Outlook & Modeling Assumptions Company Outlook & Modeling Assumptions* Full Year 2022 Revenue $9.8 - $10.1 billion Gross Margin ~20% Interest Expense $130 - $135 million Capital Expenditures $185 - $195 million Adj. Effective Tax Rate 24% - 26% Diluted Weighted Average Shares Outstanding ~77 million Adjusted EBITDA $570 - $610 million Adjusted EPS $2.85 - $3.15 Commodity Prices / Inflation / Interest Rates Unfavorable in near-term Foreign Currency Rates As of 6/30/2022 * Company outlook and modelling assumptions are assumptions used for 2022 adjusted EPS guidance, and the Company undertakes no obligation to update such assumptions subsequent to the date of this presentation (August 3, 2022). Please see Form 8-K filed by Owens & Minor, Inc. with the SEC on August 3, 2022 for additional financial information.